Exhibit 99.1

Exhibit 99.1 - Supplemental Financial Information – First fiscal quarter ended December 29, 2019.

4600 E. 53rd St

Davenport, IA 52807

www.lee.net

Quarter Ended (unaudited)

	December 29, 2019			December 30, 2018
(in thousands)	Consolidated	Lee Legacy	Pulitzer Inc.	Consolidated	Lee Legacy	Pulitzer Inc.
Operating revenue:
Advertising and marketing services	65,727	45,648	20,079	75,962	52,195	23,767
Subscription	41,694	28,242	13,452	46,268	31,972	14,296
Other	14,922	13,500	1,422	13,971	12,396	1,575
Total operating revenue	122,343	87,390	34,953	136,201	96,563	39,638
Operating expenses:
Compensation	43,243	31,937	11,306	47,038	35,286	11,752
Newsprint and ink	4,736	3,290	1,446	6,339	4,323	2,016
Other operating expenses	48,462	30,755	17,707	49,743	30,450	19,293
Depreciation and amortization	6,719	4,359	2,360	7,529	4,932	2,597
Assets loss (gain) on sales, impairments, and other	814	806	8	(100)	(100)	—
Restructuring costs and other	1,632	1,400	232	62	44	18
Total operating expenses	105,606	72,547	33,059	110,611	74,935	35,676
Equity in earnings of associated companies	1,569	658	911	2,129	699	1,430
Operating income	18,306	15,501	2,805	27,719	22,327	5,392
Non-operating income (expense), net	(10,718)	(13,530)	2,812	(12,487)	(15,995)	3,508
Income tax expense	1,871	467	1,404	4,513	2,288	2,225
Net income	5,717	1,504	4,213	10,719	4,044	6,675

Adjusted EBITDA is a non-GAAP financial measure. Below is a reconciliation of adjusted EBITDA to net income, the most directly comparable measure under GAAP:

Net Income	5,717	1,504	4,213	10,719	4,044	6,675
Adjusted to exclude
Non-operating expenses (income), net	10,718	13,530	(2,812)	12,487	15,995	(3,508)
Income tax expense	1,871	467	1,404	4,513	2,288	2,225
Equity in earnings of TNI and MNI	(1,569)	(658)	(911)	(2,129)	(699)	(1,430)
Depreciation and amortization	6,719	4,359	2,360	7,529	4,932	2,597
Assets loss (gain) on sales, impairments, and other	814	806	8	(100)	(100)	—
Restructuring costs and other	1,632	1,400	232	62	44	18
Stock compensation	302	302	—	463	463	—
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,918	903	1,015	2,601	1,066	1,535
Adjusted EBITDA	28,122	22,613	5,509	36,145	28,033	8,112

Supplemental cash flow information
Distributions from MNI and TNI	738	0	738	1,299	750	549
Capital expenditures	(2,428)	(2,308)	(120)	(1,002)	(752)	(250)
Pension Contributions	—	—	—	(650)	—	(650)
Cash income tax payments	(8)	(8)	—	(21)	(20)	(1)
Interest income	76	(2,252)	2,328	124	(2,660)	2,784
Interest to be settled in cash	(11,115)	(8,734)	(2,381)	(12,256)	(9,463)	(2,793)
Debt financing and administrative costs	(193)	(193)	—	(8)	(8)	—